Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp. of our report dated June 1, 2009 (except for Note 2, as to which the date is October 13, 2009), with respect to the consolidated financial statements of Lions Gate Entertainment Corp. included in the Current Report (Form 8-K) of Lions Gate Entertainment Corp. dated October 13, 2009, filed with the Securities and Exchange Commission.

Form S-3	Form S-8
No. 333-122580	No. 333-107266
No. 333-123652	No. 333-111022
No. 333-128518	No. 333-146251
No. 333-146296
No. 333-145068
No. 333-122275

Ernst & Young LLP
Los Angeles, California
October 13, 2009